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                                                                   Exhibit 10(v)

                                    AGREEMENT


         AGREEMENT made as of March 9, 1994, as amended and restated as of March 17, 1995, by and between EMPHESYS FINANCIAL GROUP, INC. (hereinafter called "the Company"), a Delaware corporation having its principal place of business in Green Bay, Wisconsin, and Gregory H. Wolf (hereinafter called "Employee"):

                                   WITNESSETH:

         WHEREAS, Employee desires to render faithful and efficient service to the Company; and

         WHEREAS, the Company desires to receive the benefit of Employee's service; and

         WHEREAS, Employee is willing to be employed by the Company; and

         WHEREAS, the Company deems it essential to formalize the conditions of Employee's employment by written agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

         1. Office. The Company hereby employs Employee and as a President and Chief Operating Officer; and Employee hereby agrees to serve the Company in such capacity.

         2. Term of Employment. Employee's employment shall be for the "Employment Period," with the initial term commencing at Closing Date of the Initial Public Offering, and extending to the third anniversary of such Closing Date. The initial term shall be automatically renewed and extended upon the expiration thereof for successive periods of one (1) year until such time as the Employment Period shall terminate pursuant to the terms of this Agreement, or until the Company on the one hand, or Employee on the other hand, shall terminate the Employment Period by giving written notice to the other party on or before 60 days last preceding the date upon which this Agreement would otherwise be renewed and extended, whichever date of termination shall first occur. If the remaining term of this Agreement is less than one year on the
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              date of a Change in Control (as hereinafter defined), such term shall automatically be extended, effective on the date of such Change in Control. The renewal and extension of this Agreement shall also be referred to as the "Employment Period."

         3. Incapacity. If during the employment Period, Employee should be prevented from performing his duties or fulfilling his responsibilities by reason of any incapacity or disability for a continuous period of six (6) months then the Company, in its sole and absolute discretion, may, based on the opinion of a qualified physician, consider such incapacity or disability to be total and may on ninety (90) days written notice to Employee terminate the Employment Period. Benefits and payments shall be made under this Agreement following incapacity as if it were a termination without Good Cause in accordance with paragraph 9(a) or (b), as applicable.

         4. Death. The Employment Period shall automatically terminate upon the death of Employee, and payments will be made to the Employee's estate as if it was a termination without Good Cause in accordance with paragraph 9(a) or (b), as applicable.

         5. Responsibilities. During the Employment Period, Employee shall devote his entire business time and attention, except during reasonable vacation periods, to, and exert his best efforts to promote, the affairs of the Company, and shall render such services to the Company as may be required by the Board of Directors of the Company consistent with services be required by virtue of the office set forth in paragraph 1 hereof and shall perform such other services as may now or hereafter be specified or enumerated in the By-Laws of the Company consistent with such office. Nothing herein contained shall preclude service by Employee on boards of directors or trustees of other entities not engaged in any business competitive with the business of the Company.

         6. Compensation. During the Employment Period, Employee shall receive a base salary that shall be at an annual rate of not less than $250,000, payable in accordance with the payroll practices of the Company as from time to time in effect with regard to executive personnel, plus, commencing with January 1, 1995, any annual increase to such salary as determined by the Company.

         7. Benefit Plans and Programs. During the Employment Period, Employee shall
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              be eligible for participation in all benefit plans and programs, including those for executive employees, made available by the Company to its respective employees.

         8. Stock Options and Restricted Stock Awards. Among the benefit plans and programs made available by the Company to certain of its employees is the Company's 1994 Stock Incentive Plan. Effective on the Closing Date, Employee shall be awarded stock options to purchase, at the Initial Offering Price, 25,000 shares of the Company's Stock. Such Option Agreement shall have the terms and conditions set forth in the Nonqualified Stock Option Agreement dated March 21, 1994 by and between the Company and Employee, as such agreement may be amended from time to time (the "Option Agreement"). Employee shall also be awarded a restricted stock award of 25,893 shares with terms and conditions set forth in the Restricted Stock Award Agreement and Stock Power dated March 21, 1994 by and between the Company and Employee, as such agreement may be amended from time to time (the "Restricted Stock Agreement").

         9.   Severance Payments.

              (a) Subject to paragraph 9(b), in the event that (i) Employee's employment is terminated by the Company while this Agreement is in effect without Good Cause, (ii) the Employment Period is terminated by reason incapacity or disability in accordance with paragraph 3 or (iii) the employment period is terminated by reason of death in accordance with paragraph 4:

                   (1) With respect to subparagraphs 9(a), (i), (ii) and (iii), the Company shall pay to Employee, no later than ten calendar days after the effective date of such termination of employment or date of death, as the case may be (the "Termination Date"), an amount equal to his then current annual base salary accrued through the Termination Date, his bonus for the most recently completed fiscal year prorated for the current fiscal year through the Termination Date plus one times the sum of his then current annual base salary and bonus (without proration) for the most recently completed fiscal year, and the Company shall continue to keep in full force and effect all plans or policies of medical,
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                        accident and life insurance benefits with respect to
                        Employee and his dependents with the same level of coverage available to employees under the terms of those employee benefit plans for a period of twelve months, upon the same terms, costs and otherwise to the same extent as such plans are in effect for employees of the Company who were similarly situated to Employee as of the Termination Date, in addition to any amounts payable to the Employee under any severance pay plan maintained by the Company for its employees;

                   (2) With respect to subparagraphs 9(a) (i) and (ii), to the extent restricted shares awarded to him as provided in paragraph 8 of this Agreement do not become fully vested and nonforfeitable as of the Termination Date in accordance with paragraph 5 of the Restricted Stock Agreement, such restricted shares shall become fully vested and non-forfeitable as of the Termination Date; provided, that with respect to subparagraph 9(a) (iii), such restricted shares shall become vested and non-forfeitable in accordance with paragraph 5 of the Restricted Stock Agreement; and

                   (3) With respect to subparagraphs 9(a) (i) and (ii), to the extent options granted to him under paragraph 8 of this Agreement do not become fully vested and exercisable as of the Termination Date in accordance with paragraph 2 of the Option Agreement, such options shall become vested and exercisable for three months commencing on the Termination Date; provided, that with respect to subparagraph 9(a) (iii), such options shall become vested and exercisable in accordance with paragraph 2 of the Option Agreement.

              (b) (i) In the event that Employee's employment is terminated by the Company while this Agreement is in effect within two years following a Change in Control (as hereinafter defined) with or without Good Cause or (ii) if Employee terminates his own employment within 6 months after a 25% or more reduction in his base annual salary or of the board significantly reducing his responsibilities and removing his title as President and Chief Operating Officer (other than in anticipation
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                   of Employee's retirement):

                   (1) With respect to subparagraphs 9(b) (i) and (ii), the Company shall pay to Employee, no later than ten days after the Termination Date, an amount equal to his then current annual base salary accrued through the Termination Date, his bonus for the most recently completed fiscal year prorated for the current fiscal year through the Termination Date plus one and one half times the sum of his then current annual base salary and bonus for the most recently completed fiscal year (without proration) and the Company shall continue to keep in full force and effect all plans or policies of medical, accident and life insurance benefits with respect to Employee and his dependents with the same level of coverage available to employees under the terms of those employee benefit plans for a period of eighteen months, upon the same terms, costs and otherwise to the same extent as such plans are in effect for employees of the Company who were similarly situated to Employee as of the Termination Date, in addition to any amounts payable to the Employee under any severance pay plan maintained by the Company for its employees;

                   (2) With respect to subparagraph 9(b) (ii), all restricted shares awarded to him as provided in paragraph 8 of this Agreement shall become fully vested and non-forfeitable as of the Termination Date; provided, that with respect to subparagraph 9(b) (i), such restricted shares shall become vested and non-forfeitable in accordance with paragraph 5 of the Restricted Stock Agreement; and

                   (3) With respect to subparagraph 9(b) (ii), all options granted to him under paragraph 8 of this Agreement shall become vested and exercisable for three months commencing on the Termination Date; provided, that with respect to subparagraph 9(b) (i), such options shall become vested and exercisable in accordance with paragraph 2 of the Option Agreement.

              (c) Subject to paragraph 9(b), in the event that Employee's employment is
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                   terminated by the Company with Good Cause:

                   (1) the Company shall pay to Employee, no later than ten days after the Termination Date, an amount equal to his then current annual base salary accrued through the Termination Date;

                   (2) all restricted shares awarded to him as provided in paragraph 8 of this Agreement shall become fully vested and non-forfeitable as of the Termination Date; and

                   (3) all options granted to him under paragraph 8 of this Agreement shall become vested and exercisable for three months commencing on the Termination Date.

              (d) Good Cause means the Board of Directors of the Company has determined in good faith, without being bound by the Company's progressive discipline policy for employees,

                   (1) that Employee has engaged in acts or omissions against the Company or any of its subsidiaries constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance;

                   (2) that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty;

                   (3) after due consideration and with notice to the Employee, that Employee has performed poorly;

                   (4) that Employee has failed or refused to perform his duties set forth in paragraph 5 hereof, or willfully failed to execute any reasonable instruction relating to his duties with the Company given him by the Chief Executive Officer of the Company if either such failure or refusal is not corrected within ten business days after his receipt of written notification of such failure or refusal; or

                   (5)  that Employee has intentionally and in bad faith acted in a
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                        manner which results in a material detriment to the
                        assets, business or prospects of the Company or any of its subsidiaries.

              (e) A "Change in Control" shall be deemed to have occurred if, during, or following the consummation of, a stock purchase program, tender offer, exchange offer, merger, consolidation, sale of assets, contested election, or any combination of the foregoing transactions, any person, entity, or group of persons acting in concert, directly or indirectly, (i) acquires ownership of the power to vote in excess of 40% of the voting securities of EFG and one or more of its representatives are elected to the Board, (ii) acquires ownership of the power to vote in excess of 50% of the voting power of EFG, or (iii) otherwise acquires effective control of the business and affairs of EFG; provided however, that an acquisition of shares pursuant to the sale or transfer of any interest in EFG by Lincoln National Corporation, any of its subsidiaries or affiliates, to a subsidiary or affiliate shall not be used to compute the percentage ownership for purposes of defining Change in Control, nor shall such transfer to an unrelated third party be used in computing the 40% percentage ownership of (i).

                   In addition to the arrangements made pursuant to this paragraph 9

                   (1) if on the Termination Date, following termination for any reason, Employee shall not be fully vested in the employer matching contributions made on his behalf under the Company's profit sharing plan, the Company shall pay to Employee within 30 days following the Termination Date a lump sum cash amount equal to the value of the unvested portion of such employer matching contributions; provided, however, that if any payment pursuant to this paragraph (9) (d) may or would result in such payment being deemed a transaction which is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Company shall make such payment so as to meet the conditions for an exemption from such
                        Section 16(b) as set forth in the rules (and
                        interpretive and no-action letters relating thereto) under Section 16. The value of any such unvested employer matching contributions shall be determined as of the Termination Date.
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                   (2)  All options granted to Employee under paragraph 8 of
                        this Agreement shall, to the extent not then vested and exercisable, become vested and exercisable for three months commencing on the Termination Date.

              (f) Notwithstanding anything herein to the contrary, in the event Employee's employment is terminated and Employee is not entitled to any benefit or severance payment in accordance with (A) the last sentence of paragraph 3 or (B) paragraph 4, 9(a), 9(b) or 9(c), Employee shall not be entitled to any benefit or severance payment under paragraph 9, except (x) as set forth in paragraph 9(e) and (y) the Company shall pay to Employee an amount equal to his then current annual base salary accrued through the Termination Date.

         10. Expenses. During the Employment Period the Company shall allow Employee his reasonable expense of travel and business entertainment incurred in the performance of his duties hereunder, subject to the rules and regulations adopted by the Company for the handling of such business expenses.

         11. Restrictive Covenants. Employee shall not during the Employment Period, directly or indirectly, alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent or employee of any other company, be engaged in or concerned with any other duties or pursuits requiring his personal services except with the prior written consent of the Board of Directors of the Company. Nothing herein contained shall preclude the ownership by Employee of stocks or other investment securities. Nothing herein contained shall preclude service by Employee on boards of directors or trustees of other entities not engaged in any business competitive with the business of the Company.

         12. Trade Secrets and Non-compete. (a) Employee acknowledges that as a result of his employment by the Company, he may develop, obtain or learn about specific confidential information or trade secrets which are the property of the Company. Employee hereby covenants and agrees to use his best efforts and the utmost diligence to guard and protect such confidential information and trade secrets and that he will not, without the prior written consent of the Company, as the case may be or, for a period of two (2) years following the Termination Date use for himself or others or disclose or permit to be
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              disclosed to any third party by any method whatsoever any such confidential information or trade secret, unless disclosure is required by law, regulation or order of any court or regulatory commission, department or agency. For purposes of this paragraph, confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information, customer information, financial information, plans or any information of whatever nature, in the possession or control of the Company which give to the Company an opportunity to obtain an advantage over competitors who do not know or use it.

              (b) Employee further covenants that for a period of two years after ceasing employment with the Company, he shall not:

              (i) Interfere with the relationship of the Company and any employee, agent or representative.

              (ii) Divert or attempt to cause the diversion from the Company any business with which the Company has been actively engaged in during the past two years nor interfere with relationships of the Company with policyholders, dealers, distributors, marketers, sources of supply, or customers.

              Employee further specifically acknowledges that the geographic area to which the covenants contained in 12(b) (i) and 12(b) (ii) apply is the same geographic area in which he performed services for the Company the past two years. In the event that Employee is terminated without Good Cause, Employee will not be subject to the covenants contained in 12(b) (i) and 12(b) (ii) above.

         13. Grounds for Termination of Employment. The Company may terminate the Employment Period by written notice to Employee, specifying the ground or grounds for such termination, if any, but should the Employee's termination be without Good Cause, the provisions of
              Section 5, 11 and the noncompete provisions of Section 12(b) (i) and 12(b) (ii) of this Agreement will not be applicable.

         14. Effect of Termination of the Employment Period. Upon the termination of the Employment Period, this Agreement shall terminate, and all of the parties'
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              obligations hereunder shall forthwith terminate, except that rights and remedies accruing prior to such termination or arising out of this Agreement shall survive.

         15. Notice. Any notice required to be given by the Company hereunder to Employee shall be in proper form and signed by an officer or Director of the Company. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

              (a) to the Company if delivered to the Secretary of the Board of EMPHESYS FINANCIAL GROUP, INC., or, if mailed, certified or registered mail, postage prepaid, at 1100 Employers Blvd., Green Bay, WI 54344, and

              (b) to Employee if delivered to Employee, or if mailed to him, certified or registered mail, postage prepaid, at 4588 Choctaw Trail, Green Bay, WI 54313.

         16. Alternative Dispute Resolution. Any controversy, dispute or questions arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon or such other longer period as may be agreed to by the parties, such controversy, dispute or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Green Bay, Wisconsin. In any such controversy or dispute, regardless of the party by whom such controversy or dispute is initiated, the Company shall, if written notice is given and upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys, billed to an payable by the Employee in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such controversy or dispute; provided, however, that such expenses, fees and costs shall not be paid by the Company unless and until the Employee is successful on the
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              merits; further provided, however, that in the event such
              controversy or dispute is settled, the settlement agreement shall provide for the allocation of such expenses, fees and costs between the parties.

         17. Benefit. This Agreement shall bind and inure to the benefit of the Company and the Employee, their respective heirs, successors and assigns.

         18. Conditions. This Agreement, as amended and restated, shall become effective upon approval by Compensation Committee of the Board of Directors.

         19. Effect on Previous Agreements. Should this Agreement, as amended and restated, become effective, it will supersede all employment related agreements between Employee and the Company or any member of the Lincoln National Corporation controlled group of companies.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


         Attest:                               EMPHESYS FINANCIAL GROUP, INC.


         /s/ DOLLY WILLEM                      By: /s/ WILLIAM J. LAWSON
         ------------------------------            -----------------------------
             Dolly Willem                              William J. Lawson

         Signed, sealed and delivered
         in the presence of:

         /s/ Merrill, Lynch, Pierce,
         Fenner & Smith, Inc.                      /s/ GREGORY H. WOLF
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                                                       Gregory H. Wolf